SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2015

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

001-33664	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

400 Atlantic Street
Stamford, Connecticut 06901
(Address of principal executive offices including zip code)

(203) 905-7801
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 31, 2015, Charter Communications, Inc. (“Charter” or the “Company”) entered into a definitive Contribution Agreement (the “Contribution Agreement”) with Advance/Newhouse Partnership (“A/N”), A/NPC Holdings LLC, CCH I, LLC (“New Charter”), a wholly owned subsidiary of the Company, and Charter Communications Holdings, LLC (“Charter Holdco”), a wholly owned subsidiary of the Company, pursuant to which (i) A/N will contribute the membership interests in Bright House Networks, LLC (“BHN”) and any other assets (other than certain excluded assets) primarily related to BHN to Charter Holdco in exchange for cash and LLC membership interests in Charter Holdco and (ii) A/N will contribute certain other assets to New Charter (which will become the parent company of Charter following Charter’s previously announced transactions with Comcast Corporation) in exchange for shares of a new class of New Charter stock (the "Class B common stock") with voting rights generally intended to reflect A/N’s economic interests in New Charter and Charter Holdco (collectively, the “Contribution”). In connection with the Contribution Agreement, the Company also entered into an amended and restated Stockholders Agreement (the “Stockholders Agreement”) with New Charter, Liberty Broadband Corporation (“Liberty”) and A/N, which Stockholders Agreement will replace the Company’s existing stockholders agreement with Liberty, as amended October 14, 2014. The Contribution Agreement has been approved by the Board of Directors of Charter and the Stockholders Agreement and the transactions with Liberty have been approved by the members of the Board of Directors of Charter that are not affiliated with Liberty.

Contribution Agreement

In consideration of the Contribution, Charter Holdco will pay to BHN approximately $2.0 billion in cash and issue to BHN convertible preferred units of Charter Holdco with an aggregate liquidation preference of approximately $2.5 billion which will pay a 6% coupon, and approximately 33.4 million common units of Charter Holdco priced at $172.9963 (the “Reference Price”) per share. The convertible preferred units of Charter Holdco will be convertible into common units of Charter Holdco, with an initial conversion price of $242.19, a 40% premium to the Reference Price, subject to certain adjustments. The common units of Charter Holdco will be exchangeable by the holder, in certain circumstances, for cash or, at the election of New Charter, New Charter Class A common stock on a one for one basis, subject to certain adjustments. The Contribution Agreement further provides that A/N will contribute certain assets to New Charter in exchange for approximately 890,000 shares of new Class B common stock of New Charter. Class B common stock will be equivalent, economically, to Class A common stock but will initially have 50 votes per share, subject to adjustments from time to time of the voting power of the Class B common stock as necessary so that the total number of votes will reflect the voting power of the Charter Holdco common units (other than those owned by Charter) and the exchangeable preferred units on an as-converted, as-exchanged basis.

The transaction contemplated by the Contribution Agreement are subject to completion of Charter’s previously announced transactions with Comcast, certain regulatory approvals, the approval of certain matters related to the Contribution by Charter’s stockholders, and other customary closing conditions. In addition, A/N has a “right of first offer” obligation under its existing agreements with subsidiaries of Time Warner Cable, Inc. (“TWC”) to offer to TWC the assets being contributed to Charter on the same terms as have been agreed with Charter, and the Contribution is conditioned upon the completion of that process.

The Contribution Agreement may be terminated in certain customary circumstances, as well as, among other termination rights, in certain circumstances depending on the outcome of the “right of first offer” described above. In certain circumstances where the Contribution Agreement is terminated, Charter or A/N may be obligated to pay $100 million to the other.

The Contribution Agreement includes customary representations and warranties, indemnities, and covenants regarding the conduct of business between signing and closing. A/N has also agreed to use its reasonable best efforts to secure, and minimize the scope of, transitional services that may be required from TWC following the closing of the Contribution.

The foregoing description of the Contribution Agreement does not purport to be complete and is qualified in its entirety by reference to the Contribution Agreement which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Stockholders Agreement

In connection with the Contribution Agreement, the Company entered into the Stockholders Agreement. The Company’s existing stockholders agreement with Liberty will remain in effect until the closing of the Contribution, although certain provisions of the Stockholders Agreement became effective upon execution thereof. In connection with the execution of the Stockholders Agreement, Liberty has agreed to purchase from New Charter $700 million of Charter Class A Common Stock at the Reference Price (the “Initial Commitment”). In addition, Liberty may, within 105 days following the date of the Stockholders Agreement, commit to purchase at the closing of the Contribution, at the same price per share as in the Initial Commitment, a number of additional shares of New Charter Class A Common Stock that would, together with the shares purchased pursuant to the Initial Tranche Commitment, cause its equity interest to equal 19.01%, pro forma for the issuances contemplated by the previously announced transactions with

Comcast, the Initial Commitment, and the Contribution Agreement. Liberty has agreed to vote all of its shares in favor of the matters relating to the Contribution at the Charter stockholders meeting to be held in connection therewith.

Under the terms of the Stockholders Agreement, the number of New Charter directors will be fixed at thirteen. Upon the closing of the Contribution, three designees selected by A/N and three designees selected by Liberty will become members of the board of directors. The remaining seven directors will be selected by the nominating committee of the board of Charter by the approval of both a majority of the committee and a majority of the directors that were not appointed by either A/N or Liberty. Going forward, each of A/N and Liberty will be entitled to designate three nominees to be elected as directors provided that each maintains certain specified voting or equity ownership thresholds. Each of A/N and Liberty will be entitled to appoint one or more directors to each of the committees of the Charter board of directors, subject to applicable stock exchange listing rules and certain specified voting or equity ownership thresholds for each of A/N and Liberty, and provided that the nominating and compensation committees will have at least a majority of directors independent from A/N, Liberty and Charter (“unaffiliated directors”). The nominating committee will be comprised of three unaffiliated directors, and one designee of each of A/N and Liberty. A/N and Liberty also will have certain other committee designation and other governance rights.

Each of A/N and Liberty will be subject to certain limits on acquisitions of New Charter shares. In addition, any shares owned by A/N or Liberty in excess of its applicable voting cap (23.5% in the case of A/N; 25.01% in the case of Liberty) must be voted in proportion to the public stockholders of New Charter, other than with respect to certain specified matters. At the closing of the transaction, A/N and Liberty will enter into an agreement pursuant to which A/N will grant to Liberty a 5 year irrevocable proxy to vote, subject to certain exceptions, up to 6.0% of the outstanding voting power of New Charter attributable to the shares of New Charter owned by A/N, as well as a right of first refusal to purchase certain shares from A/N in the event it decides to dispose of such shares. Each of A/N and Liberty will be subject to certain standstill provisions and shall not be permitted to form a group, within the meaning of Regulation 13D, with each other or otherwise have arrangements or understandings concerning New Charter except as otherwise permitted by the Stockholders Agreement.

Each of A/N and Liberty will be entitled to preemptive rights to maintain their respective percentage equity ownership of New Charter in certain specified circumstances and to the extent that each maintains certain specified thresholds of equity or vote ownership in the Company. Each of A/N and Liberty will be subject to certain restrictions on their ability to sell, transfer or dispose of their New Charter securities.

The number of directors that each of A/N and Liberty are entitled to nominate will decrease, and, generally, the other rights of each of A/N and Liberty will terminate, as such party falls below certain vote or equity ownership thresholds, subject to certain grace periods during which such party can return its ownership or voting interest to the applicable threshold. Upon completion of the previously announced transactions with Comcast, the provisions applicable to Charter under the Stockholders Agreement will become applicable to New Charter.

The foregoing description of the Stockholders Agreement does not purport to be complete and is qualified in its entirety by reference to the Stockholders Agreement which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

In connection with the execution of the Stockholders Agreement, the Company entered into letter agreements with its President and Chief Executive Officer, Thomas M. Rutledge, and its Chief Operating Officer, John Bickham, acknowledging that the commitments between A/N and Liberty contemplated by the Stockholders Agreement would not constitute a “change of control” as defined in their employment agreements.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description
2.1	Contribution Agreement, dated March 31, 2015, by and among Advance/Newhouse Partnership, A/NPC Holdings LLC, Charter Communications, Inc., CCH I, LLC, and Charter Communications Holdings, LLC.
4.1	Amended and Restated Stockholders Agreement, dated March 31, 2015, by and among Charter Communications, Inc., CCH I, LLC, Liberty Broadband Corporation, and Advance/Newhouse Partnership.

ADDITIONAL INFORMATION

This communication does not constitute an offer to sell or solicitation of an offer to buy any securities or a solicitation of any vote or approval. Charter Communications, Inc. (“Charter”) expects to file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”) in connection with the transactions referred to in this material. This material is not a substitute for the proxy statement or for any other document which Charter may file with the SEC and send to Charter’s stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF CHARTER ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement (when available) and other documents filed with the SEC by Charter through the web site maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Charter will be available free of charge on Charter’s website at charter.com, in the “Investor and News Center” near the bottom of the page, or by contacting Charter’s Investor Relations Department at 203-905-7955.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Charter and certain of its directors and executive officers may be deemed to be participants in any solicitation with respect to the proposed transaction under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of Charter’s directors and executive officers in Charter’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 24, 2015, and its proxy statement for the 2015 Annual Meeting, which was filed with the SEC on March 18, 2015. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this presentation may be identified by the use of forward-looking words such as “believe”, “expect”, “anticipate”, “should”, “planned”, “will”, “may”, “intend”, “estimated”, “aim”, “on track”, “target”, “opportunity”, “tentative”, “positioning”, “designed”, “create”, “predict”, “project”, “seek”, “would”, “could”, “potential”, “continue”, “ongoing”, “upside”, “increases” and “potential”, among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this presentation are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•	the ultimate outcome of the proposed transactions between Charter and A/N including the possibility that such transactions may not occur if closing conditions are not satisfied;

•
if any such transactions were to occur, the ultimate outcome and results of integrating operations and application of Charter's operating strategies to the acquired assets and the ultimate ability to realize synergies at the levels currently expected as well as potential programming dis-synergies;

•
the impact of the proposed transactions on our stock price and future operating results, including due to transaction and integration costs, increased interest expense, business disruption, and diversion of management time and attention;

•	the reduction in our current stockholders’ percentage ownership and voting interest as a result of the proposed transaction;

•	the increase in indebtedness as a result of the proposed transactions, which will increase interest expenses and may decrease our operating flexibility;

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, video provided over the Internet and providers of advertising over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the development and deployment of new products and technologies including our cloud based user interface, Spectrum Guide®, and downloadable security for set-top boxes;

•	the effects of governmental regulation on our business or potential business combination transactions;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARTER COMMUNICATIONS, INC.,
Registrant

	By:	/s/ Kevin D. Howard
Kevin D. Howard
Senior Vice President - Finance, Controller and
Date: April 1, 2015		Chief Accounting Officer

Exhibit Index

Exhibit Number	Description
2.1	Contribution Agreement, dated March 31, 2015, by and among Advance/Newhouse Partnership, A/NPC Holdings LLC, Charter Communications, Inc., CCH I, LLC, and Charter Communications Holdings, LLC.
4.1	Amended and Restated Stockholders Agreement, dated March 31, 2015, by and among Charter Communications, Inc., CCH I, LLC, Liberty Broadband Corporation, and Advance/Newhouse Partnership.